                                                                 EXHIBIT (b)(ii)

                                                                  EXECUTION COPY


CREDIT SUISSE FIRST BOSTON                    JP MORGAN
Eleven Madison Avenue                         THE CHASE MANHATTAN BANK
New York, NY 10010                            270 Park Avenue
                                              New York, NY 10017


                                                                January 30, 2001

Northrop Grumman Corporation
1840 Century Park East
Los Angeles, CA 90067-2199

Attention of Albert F. Myers

                               Project Intrepid
                               ----------------
                    $6,000,000,000 Senior Credit Facilities
                    ---------------------------------------
                               Commitment Letter
                               -----------------
Ladies and Gentlemen:

     You have advised Credit Suisse First Boston ("CSFB"), The Chase Manhattan Bank ("Chase" and, together with CSFB, the "Initial Lenders") and JP Morgan, a division of Chase Securities Inc. ("JP Morgan" and, together with CSFB, the "Agents") that Northrop Grumman Corporation ("you" or the "Borrower") intends to acquire (the "Acquisition") Litton Industries, Inc. (the "Target"), a Delaware corporation, and to consummate the other Transactions. Capitalized terms used but not defined herein have the meanings assigned in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

     You have further advised us that, in connection therewith, the Borrower will obtain the senior credit facilities (the "Facilities") described in the Term Sheet, in an aggregate principal amount of $6,000,000,000, consisting of a 364-Day Revolving Credit Facility in a principal amount of $2,500,000,000, a Five-Year Revolving Credit Facility in a principal amount of $2,500,000,000 (together with the 364-Day Revolving Credit Facility, the "Revolving Facilities") and a 364-Day Term Facility in the principal amount of $1,000,000,000 (the "Term Facility" and, together with the Revolving Facilities, the "Facilities").

     In connection with the foregoing, you have requested that (a) we agree to structure and arrange the Facilities and syndicate the Revolving Facilities, (b) CSFB and Chase agree to act as co-administrative agents, (c) CSFB and JP Morgan agree to act as joint book managers and joint lead arrangers for the Facilities and (d) each Initial Lender severally commits to provide one-half of the principal amount of the Facilities.

     Each Initial Lender is pleased to advise you of its several commitment to provide up to one-half of the principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet.

     It is agreed that CSFB and Chase will act as co-administrative agents for the Facilities, that CSFB and JP Morgan will act as joint book managers and joint lead arrangers for the Facilities and that we will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

     We intend to syndicate the Revolving Facilities to a group of financial institutions (together with the Initial Lenders, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication satisfactory to us. Such assistance shall include
(a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your and the Target's existing lending relationships, (b) direct contact between senior management, representatives and advisors of the Borrower, the Target and the proposed Lenders, (c) assistance by the Borrower and the Target in the preparation of a Confidential Information Memorandum for the Revolving Facilities and other marketing materials to be used in connection with the syndication and (d) the hosting, with us, of one or more meetings of prospective Lenders.

     We will manage, in consultation with you, all aspects of the syndication including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide, and to use commercially reasonable efforts to cause the Target to prepare and provide, to us all information with respect to the Borrower, the Target and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for the Initial Lenders' several commitments hereunder and our agreements to perform the services described herein, you agree to pay to the Initial Lenders the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter").

     The Initial Lenders' several commitments hereunder and our agreements to perform the services described herein are further subject to (a) our not having discovered or otherwise become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, operations, condition (financial or otherwise), or prospects of the Borrower, the Target and their respective subsidiaries, (b) there not having occurred any material adverse change or material adverse condition in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or the Target and its subsidiaries, taken as a whole, in each case since December 31, 1999, (c) there not having occurred after the date hereof a material disruption of or material adverse change in financial, banking or capital market conditions that has adversely affected the syndication of the Revolving Facilities, (d) our satisfaction that, prior to and during the syndication of the Revolving Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower, the Target or their respective subsidiaries being offered, placed or arranged,
(e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to us and our counsel, (f) our having been afforded a reasonable period following the date hereof to syndicate the Revolving Facilities and (g) the other conditions set forth in the Term Sheet.

     You agree (a) to indemnify and hold harmless each of CSFB, Chase, JP Morgan and their respective affiliates and their respective officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the
                                                      --------
foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse us from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter and the definitive documentation for the Facilities. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

     You acknowledge that each of us and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of us will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by us of services for other companies, and none of us will furnish any such information to other companies. You also acknowledge that none of us has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

     This Commitment Letter and our commitments hereunder shall not be assignable by you without the prior written consent of the Initial Lenders and the Agents (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and indemnified persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons), and are not intended to create a fiduciary relationship among the parties hereto. Each Initial Lender may assign its commitment hereunder to any of its affiliates or any Lender. Any such assignment to an affiliate will not relieve the assignor from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall be by novation and shall release the assignor from the portion of its commitment hereunder so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Initial Lenders, the Agents and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided that following your acceptance hereof and of the Fee
                   --------
Letter you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) to the Target and its attorneys, accountants and advisors, in each case in connection with the Acquisition and on a confidential and need-to-know basis.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders' commitments hereunder.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 31, 2001. The Initial Lenders' commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before March 31, 2001, then this Commitment Letter and the Initial Lenders' commitments and undertakings hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. Before such date, we may terminate this Commitment Letter if any event occurs or information becomes available that, in our judgment, results or is likely to result in the failure to satisfy any condition precedent set forth herein or in the Term Sheet.

     This Commitment Letter supersedes and replaces the Commitment Letter dated December 20, 2000, among Credit Suisse First Boston, The Chase Manhattan Bank, Chase Securities Inc. and Northrop Grumman Corporation.

     We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

                                               Very truly yours,

                                               CREDIT SUISSE FIRST BOSTON,

                                               by
                                                  ____________________________
                                                  Name:
                                                  Title:

                                               by
                                                  ____________________________
                                                  Name:
                                                  Title:

                                               JP MORGAN, a division of CHASE
                                               SECURITIES INC.,

                                               by
                                                  ____________________________
                                                  Name:
                                                  Title:

                                               THE CHASE MANHATTAN
                                               BANK,

                                               by
                                                  ____________________________
                                                  Name:
                                                  Title:

Accepted and agreed to as of
the date first above written:

NORTHROP GRUMMAN CORPORATION,

by
  ______________________
  Name:
  Title:

CONFIDENTIAL
January 30, 2001                                                       EXHIBIT A


                                Project Intrepid
                                ----------------
                    $6,000,000,000 Senior Credit Facilities
                    ---------------------------------------
                   Summary of Principal Terms and Conditions
                   -----------------------------------------

Borrowers:                                   Initially, Northrop Grumman Corporation, a
---------                                    Delaware corporation ("Northrop Grumman")
                                             and, substantially concurrent with
                                             Holding's acquisition (the "Acquisition")
                                             of Litton Industries, Inc., a Delaware
                                             corporation ("Litton"), Litton (together
                                             with Northrop Grumman, the "Borrowers").

[Parent Guarantor:                           A newly formed Delaware corporation ("Holdings")
-----------------                            that, after the Mergers referred to
                                             below, will be the direct parent of each Borrower.]

[Joint Liability;Guarantees:                 Each Borrower will be jointly and severally
---------------------------                  liable for the obligations of the other
                                             Borrower under the Facilities. In addition,
                                             the obligations of each Borrower will be
                                             irrevocably and unconditionally guaranteed
                                             by Holdings (the "Guarantee").]

Acquisition:                                 Holdings intends to acquire Litton pursuant
-----------                                  to the Amended and Restated Agreement and
                                             Plan of Merger dated as of [           ], 2001 (as
                                             amended, the "Merger Agreement"), among
                                             Northrop Grumman, LII Acquisition, Inc.
                                             ("Litton Merger Sub") and Litton. Pursuant
                                             to the Merger Agreement, Litton Merger Sub
                                             has made an offer (the "Exchange Offer") to
                                             acquire all the issued and outstanding
                                             capital stock of Litton for consideration
                                             consisting of, at the election of the
                                             holders thereof and subject to certain
                                             other conditions and adjustments, (a) $80
                                             per share, net to the seller in cash,
                                             and/or (b) a combination of new common
                                             stock of Holdings (valued at up to $1.1
                                             billion in the aggregate) and/or new
                                             preferred stock of Holdings (valued at up
                                             to $350 million in the aggregate) (the
                                             "Exchange Offer"). Immediately prior to the
                                             consummation of the Exchange Offer,
                                             Holdings will cause a newly formed,
                                             wholly-owned subsidiary ("Northrop Merger
                                             Sub") to merge (the "Northrop Grumman
                                             Merger") with and into Northrop Grumman, as
                                             consideration for which the existing
                                             stockholders of Northrop Grumman will
                                             receive common stock of Holdings. As
                                             promptly as practicable following the
                                             consummation of the Exchange Offer, Litton
                                             Merger Sub and Litton will merge (the
                                             "Litton Merger" and, together with the
                                             Northrop Grumman Merger, the "Mergers") in
                                             a transaction in which, subject to
                                             stockholders' dissent rights, each issued
                                             and outstanding share of capital stock of
                                             Litton not acquired in the Exchange Offer
                                             will be converted into the right to receive
                                             $80 per share in cash. The

                                             aggregate consideration payable to the
                                             stockholders of Litton in respect of the
                                             Acquisition will be approximately $3.8
                                             billion. In connection with the
                                             Acquisition, (a) Northrop Grumman and
                                             Litton will repay all amounts outstanding
                                             under, and terminate, their primary
                                             existing bank credit agreements (the
                                             "Existing Credit Agreements") and repay
                                             certain other existing debt (together with
                                             the Existing Credit Agreements, the
                                             "Refinanced Debt"), (b) the Borrowers will
                                             obtain the senior credit facilities
                                             described below under the caption "Senior
                                             Credit Facilities" and (c) fees and
                                             expenses incurred in connection with the
                                             foregoing will be paid. The transactions
                                             described in this paragraph, together with
                                             the Acquisition, are collectively referred
                                             to herein as the "Transactions".

Sources and Uses:                            The approximate sources and uses of the
----------------                             funds necessary to consummate the
                                             Transactions are set forth in Annex II
                                             hereto.

Joint Bookrunners and Joint Lead Arrangers:  JP Morgan, a division of Chase Securities
------------------------------------------   Inc. ("JP Morgan") and Credit Suisse First
                                             Boston ("CSFB") will act as joint
                                             bookrunners and joint lead arrangers for
                                             the Facilities (the "Arrangers"), and will
                                             perform the duties customarily associated
                                             with such roles.

Co-Administrative Agents:                    The Chase Manhattan Bank ("Chase") and CSFB
------------------------                     will act as co-administrative agents (the
                                             "Agents") for a syndicate of financial
                                             institutions (together with Chase and CSFB,
                                             the "Lenders"), and will perform the duties
                                             customarily associated with such role.

Payment Agent:                               Chase (the "Payment Agent").
-------------

Syndication Agent solely in connection
--------------------------------------
with the Revolving Facilities:               Salomon Smith Barney Inc.
-----------------------------

Co-Documentation Agents solely in
---------------------------------
connection with the Revolving Facilities:    The Bank of Nova Scotia and Deutsche Banc
----------------------------------------     Alex. Brown Securities Inc.

Senior Credit Facilities:                    Two unsecured Revolving Credit Facilities
------------------------                     (each a "Revolving Facility" and together
                                             the "Revolving Facilities") in an aggregate
                                             principal amount of up to $5,000,000,000,
                                             comprised of:

                                             (A) A 364-Day Revolving Credit Facility in an
                                                 aggregate principal amount of up to
                                                 $2,500,000,000 (the "364-Day Revolving
                                                 Facility") and

                                             (B) A Five-Year Revolving Credit Facility
                                                 in an aggregate principal amount of up to
                                                 $2,500,000,000 (the "Five-Year Revolving
                                                 Facility").

                                             An unsecured Term Loan Facility (the "Term
                                             Facility" and, together with the Revolving
                                             Facilities, the "Facilities") in an
                                             aggregate principal amount of
                                             $1,000,000,000.

Availability:                                (A) Loans under the Term Facility will be
------------                                     available in a single drawing on the date
                                                 of the initial funding under the
                                                 Facilities. Amounts borrowed and repaid
                                                 under the Term Facility may not be
                                                 reborrowed.

                                             (B) Amounts borrowed and repaid under the
                                                 Revolving Facilities may be reborrowed
                                                 subject to availability under the
                                                 applicable Revolving Facility.

Purpose:                                     The initial borrowings under the Facilities
-------                                      will be made by Northrop Grumman. The
                                             proceeds of the initial borrowings will be
                                             used (a) by Northrop Grumman to make a
                                             contribution to the equity capital of
                                             Holdings prior to the Northrop Grumman
                                             Merger, which Holdings will in turn use to
                                             pay the cash consideration payable in the
                                             Exchange Offer and the Litton Merger, (b)
                                             by both Borrowers to refinance the Existing
                                             Credit Agreements and Refinanced Debt and
                                             (c) by both Borrowers to pay related fees
                                             and expenses. Holdings will guarantee the
                                             borrowings immediately following the
                                             Northrop Grumman Merger. The proceeds of
                                             subsequent borrowings under the Revolving
                                             Facilities, which may be made by either
                                             Northrop Grumman or Litton, will be used
                                             for general corporate purposes.

Final Maturity:                              (A) The Lenders' commitments under the 364-
--------------                                   Day Revolving Facility will expire and the
                                                 borrowings thereunder will mature on the
                                                 date that is 364 days after the date of
                                                 execution of definitive credit
                                                 documentation for the Facilities (the
                                                 "Closing Date").

                                             (B) Commitments under the Five-Year
                                                 Revolving Facility will expire and the
                                                 borrowings thereunder will mature on the
                                                 fifth anniversary of the Closing Date.

                                             (C) Borrowings under the Term Facility will
                                                 mature on the date that is 364 days after
                                                 the Closing Date, and will require no
                                                 scheduled amortization prior thereto.

Mandatory Prepayments and
-------------------------
Reductions in Commitments:                   Commitments under the 364-Day Revolving
--------------------------                   Facility will be reduced (and loans
                                             thereunder prepaid) and loans under the
                                             Term Facility shall be prepaid from time to
                                             time by an amount equal to (a) 100% of the
                                             value of the Holdings stock (either common
                                             or preferred) that is received by Litton
                                             shareholders pursuant to the Exchange
                                             Offer, (b) 100% of the net cash proceeds of
                                             certain non-ordinary-course asset sales or
                                             other dispositions of assets by Holdings
                                             and its subsidiaries and (c) 100% of the
                                             net cash proceeds of certain issuances of
                                             debt or equity securities of Holdings and
                                             its subsidiaries.

                                             All of the above-described prepayments will
                                             be applied first to the reduction of
                                             commitments under the 364-Day Revolving
                                             Facility, except that the net cash proceeds
                                             of the issuance of debt by Northrop Grumman
                                             pursuant to its proposed Rule 144A offering
                                             will be applied first to the Term Facility
                                             until the Term Facility is paid in full,
                                             and then to the reduction of commitments
                                             under the 364-Day Revolving Facility.

Voluntary Prepayments and
-------------------------
Reductions in Commitments:                   Voluntary prepayments of borrowings under
--------------------------                   the Term Facility and voluntary reductions
                                             of the unutilized portion of the
                                             commitments and prepayments of borrowings
                                             under the Revolving Facilities will be
                                             permitted at any time, in minimum principal
                                             amounts to be agreed upon, without premium
                                             or penalty, subject to reimbursement of the
                                             Lenders' redeployment costs in the case of
                                             a prepayment of Adjusted LIBOR borrowings
                                             other than on the last day of the relevant
                                             interest period.

Representations and Warranties:              Usual for facilities and transactions of
------------------------------               this type and otherwise substantially in
                                             the form of those contained in Northrop
                                             Grumman's Second Amended and Restated
                                             Credit Agreement dated as of March 1, 1996
                                             and amended by Amendment No. 1 dated as of
                                             November 1, 1996 (the "Restated Credit
                                             Agreement"), including corporate existence;

                                             accuracy of financial information; absence
                                             of material adverse change; absence of
                                             material litigation; absence of breach or
                                             defaults; corporate action; necessary
                                             approvals; use of proceeds; ERISA matters;
                                             payment of taxes; ownership of properties;
                                             environmental matters; true and complete
                                             disclosure; material subsidiaries and
                                             intercompany debt.

Conditions Precedent to Initial Borrowing:   Usual for facilities and transactions of
-----------------------------------------    this type and otherwise substantially in
                                             the form of those contained in the Restated
                                             Credit Agreement, including: delivery of
                                             satisfactory legal opinions, audited
                                             financial statements and other financial
                                             information; accuracy of representations
                                             and warranties; absence of defaults,
                                             prepayment events or creation of liens
                                             under debt instruments or other agreements;
                                             evidence of authority; and payment of
                                             expenses and fees.

                                             The Northrop Grumman Merger and the
                                             Exchange Offer shall be consummated
                                             substantially simultaneously with the
                                             closing under the Facilities and there
                                             shall have been validly tendered under the
                                             Exchange Offer and not withdrawn a majority
                                             of the capital stock of Litton, such that
                                             Litton Merger Sub would be able to
                                             consummate the Litton Merger without the
                                             vote of any other stockholder of Litton, in
                                             each case in accordance with applicable law
                                             and on the terms described herein; the
                                             Merger Agreement and all other related
                                             documentation shall be satisfactory to the
                                             Lenders; and none of such documentation
                                             shall have been amended, waived or modified
                                             in any material respect without the consent
                                             of the Lenders.

                                             After giving effect to the Transactions and
                                             the other transactions contemplated hereby,
                                             Holdings and its subsidiaries shall have
                                             outstanding no indebtedness or preferred
                                             stock other than (a) the loans and other
                                             extensions of credit under the Facilities
                                             and (b) other indebtedness to be agreed
                                             upon.

                                             The Lenders shall have received (a) audited
                                             consolidated balance sheets and related
                                             statements of income, stockholders' equity
                                             and cash flows of Northrop Grumman and
                                             Litton for the 1997, 1998 and 1999 fiscal
                                             years and (b) (i) unaudited consolidated
                                             balance sheets and related statements of
                                             income, stockholders' equity and cash flows
                                             of Northrop Grumman and Litton for each
                                             subsequent

                                             fiscal quarter ended 30 days before the
                                             Closing Date or (ii) all 10-Qs which
                                             Northrop Grumman and Litton have filed, as
                                             required, with the SEC, neither of which
                                             shall be materially inconsistent with the
                                             financial statements or forecasts
                                             previously provided to the Lenders.

                                             The amount and nature of any environmental
                                             or health and safety liabilities, including
                                             any liabilities related to the presence or
                                             release of, or exposure to, hazardous
                                             substances, to which Holdings and its
                                             subsidiaries may be subject after giving
                                             effect to the Transactions shall be
                                             substantially consistent with the Agents'
                                             understanding thereof based on the
                                             disclosure contained in Northrop Grumman's
                                             Annual Report on Form 10-K for the year
                                             ended December 31, 1999 and Litton's Annual
                                             Report on Form 10-K for its year ended July
                                             31, 2000.

                                             All requisite governmental authorities and
                                             third parties shall have approved or
                                             consented to the Transactions and the other
                                             transactions contemplated hereby to the
                                             extent required, all applicable appeal
                                             periods shall have expired and there shall
                                             be no litigation, governmental,
                                             administrative or judicial action, actual
                                             or threatened, that could reasonably be
                                             expected to restrain, prevent or impose
                                             burdensome conditions on the Transactions
                                             or the other transactions contemplated
                                             hereby.
Conditions Precedent to
-----------------------
all Borrowings:                              Delivery of notice, accuracy of
---------------                              representations and warranties and absence
                                             of defaults.

Affirmative Covenants:                       Usual for facilities and transactions of
---------------------                        this type and otherwise substantially in
                                             the form of those contained in the Restated
                                             Credit Agreement (to be applicable to
                                             Holdings and its subsidiaries), including
                                             delivery of financial statements and other
                                             financial information; maintenance of
                                             corporate existence and rights; performance
                                             of obligations, including payment of taxes
                                             and ERISA; compliance with law; delivery of
                                             notices of default and litigation;
                                             maintenance of satisfactory insurance and
                                             inspection of books and properties.

Negative Covenants:                          Usual for facilities and transactions of
------------------                           this type and otherwise substantially in
                                             the form of those contained in the Restated
                                             Credit Agreement (to be applicable to
                                             Holdings and its subsidiaries), including
                                             limitations on restricted payments;

                                             limitations on dispositions of property;
                                             limitations on guarantees; limitations on
                                             mergers, acquisitions and asset sales;
                                             limitations on subsidiary equity issuances;
                                             limitations on liens; limitations on loans
                                             and investments; limitations on debt and
                                             hedging arrangements; limitations on
                                             acquisitions of Margin Stock and
                                             limitations on changes in business
                                             conducted by Holdings and its subsidiaries.

Selected Financial Covenants:                Usual for facilities and transactions of
----------------------------                 this type and otherwise substantially in
                                             the form of those contained in the Restated
                                             Credit Agreement (with financial
                                             definitions and levels to be agreed upon),
                                             including (a) maximum ratios of Funded Debt
                                             to Total Capitalization, (b) maximum ratios
                                             of Funded Debt to Cash Flow and (c) minimum
                                             ratios of Cash Flow minus Capital
                                             Expenditures to Fixed Charges.

Events of Default:                           Usual for facilities and transactions
-----------------                            of this type and otherwise substantially
                                             in the form of those contained in the
                                             Restated Credit Agreement, including:
                                             failure to pay principal, interest or
                                             other amounts; breach of representations
                                             and warranties; breach of covenants;
                                             certain bankruptcy events; cross
                                             default and cross acceleration; certain
                                             ERISA matters; certain judgments;
                                             invalidity of Guarantee; and Change in
                                             Control (to be defined).

Voting:                                      Amendments and waivers of the definitive
------                                       credit documentation will require the
                                             approval of Lenders holding more than 50%
                                             of the aggregate amount of the loans and
                                             commitments under the Facilities, except
                                             that the consent of each Lender adversely
                                             affected thereby shall be required with
                                             respect to, among other things, (a)
                                             increases in the commitment of such Lender,
                                             (b) reductions of principal, interest or
                                             fees, (c) release of Guarantee and (d)
                                             extensions of final maturity.

Yield Protection and Illegality:             Usual and customary, including but not
-------------------------------              limited to protection with respect to
                                             breakage costs, changes in capital
                                             requirements or their interpretation,
                                             changes in circumstances, reserves,
                                             illegality and taxes.

Assignments and Participations:              The Lenders will be permitted to assign
------------------------------               loans and commitments to other Lenders (or
                                             their affiliates) without restriction, or
                                             to other financial institutions with the
                                             consent of the Borrowers and the Agents, in
                                             each case not to be unreasonably withheld;
                                             provided, that the Borrowers shall be
                                             --------
                                             entitled to base their consent or refusal
                                             upon the criteria

                                             described in Northrop Grumman's Existing
                                             Credit Agreement. Each assignment (except
                                             to other Lenders or their affiliates) will
                                             be in a minimum amount of $10,000,000. The
                                             Agents will receive a customary processing
                                             and recordation fee, payable by the
                                             assignor and/or the assignee, with each
                                             assignment. Assignments will be by novation.

                                             The Lenders will be permitted to
                                             participate loans and commitments without
                                             restriction to other financial
                                             institutions. Voting rights of participants
                                             shall be limited to matters in respect of
                                             (a) increases in commitments, (b)
                                             reductions of principal, interest or fees,
                                             (c) release of Guarantee and (d) extensions
                                             of final maturity.

Expenses and Indemnification:                Holdings and the Borrowers will indemnify
----------------------------                 the Arrangers, the Agents and the other
                                             Lenders and hold them harmless from and
                                             against all costs, expenses (including
                                             without limitation fees, disbursements and
                                             other charges of counsel) and liabilities
                                             of the Arrangers, the Agents and the other
                                             Lenders arising out of or relating to any
                                             claim or any litigation or other proceeding
                                             (regardless of whether the Arrangers, the
                                             Agents or any other Lender is a party
                                             thereto) that relates to the Transactions,
                                             including the financing contemplated
                                             hereby, the Acquisition or any transactions
                                             connected therewith, provided that none of
                                                                  --------
                                             the Arrangers, the Agents or any other
                                             Lender will be indemnified for any cost,
                                             expense or liability to the extent
                                             determined in the final judgment of a court
                                             of competent jurisdiction to have resulted
                                             from its gross negligence or willful
                                             misconduct. In addition, all out-of-pocket
                                             expenses of the Lenders for enforcement
                                             costs and documentary taxes associated with
                                             the Facilities are to be paid by the
                                             Borrowers.

Governing Law and Forum:                     New York.
-----------------------

Counsel to Agents and
---------------------
 Arrangers:                                  Cravath, Swaine & Moore.
 ---------

                                                                         ANNEX I

Facility Fee:                                Facility Fees will accrue and be payable to
------------                                 the Lenders on the aggregate amount of each
                                             Revolving Facility (whether drawn or
                                             undrawn), commencing on the date of the
                                             initial funding under any of the
                                             Facilities. Facility Fees will be payable
                                             in arrears at the end of each calendar
                                             quarter and upon the maturity date or the
                                             termination of the commitments. The rates
                                             at which the Facility Fees accrue will
                                             depend upon the ratings of Moody's
                                             Investors Service, Inc. and Standard and
                                             Poor's Ratings Services (the "Ratings")
                                             applicable to the [Holding's] senior,
                                             unsecured, non-credit enhanced long-term
                                             debt (the "Index Debt"), as set forth in
                                             the table appearing at the end of this
                                             Annex I.

Interest Rates:                              The interest rates under the Facilities
--------------                               will be, at the option of [Holdings],
                                             Adjusted LIBOR or ABR, in each case plus
                                             spreads depending upon the Ratings, as set
                                             forth in the table appearing at the end of
                                             this Annex I.

                                             Holdings may elect interest periods of 1,
                                             2, 3 or 6 months for Adjusted LIBOR
                                             borrowings.

                                             Calculation of interest shall be on the
                                             basis of the actual days elapsed in a year
                                             of 360 days (or 365 or 366 days, as the
                                             case may be, in the case of ABR loans based
                                             on the Prime Rate) and interest shall be
                                             payable at the end of each interest period
                                             and, in any event, at least every 3 months.

                                             ABR is the Alternate Base Rate, which is
                                             the higher of Chase's Prime Rate and the
                                             Federal Funds Effective Rate plus 1/2 of 1%.

                                             Adjusted LIBOR will at all times include
                                             statutory reserves.

                             FEE AND SPREAD TABLES

  364-Day
 Revolving          Ratings         Facility Fee      LIBOR Spread    ABR Spread (bps   Drawn Cost (bps
 Facility        (S&P/Moody's)    (bps per annum)   (bps per annum)      per annum)        per annum)
----------      --------------   ----------------  ----------------     ------------      ------------
Category 1      BBB+ or Baal or             10.0              65.0              0.0              75.0
                higher
Category 2      BBB or Baa2 or              12.5              87.5              0.0             100.0
                higher
Category 3      BBB- and Baa3               17.5             107.5              7.5             125.0
Category 4      BBB- and Ba1 or             25.0             125.0             25.0             150.0
                BB+ and Baa3
Category 5      BB+ and Ba1                 30.0             145.0             45.0             175.0
Category 6      Anything lower              37.5             187.5             87.5             225.0

 Five-Year
 Revolving          Ratings         Facility Fee      LIBOR Spread    ABR Spread (bps   Drawn Cost (bps
 Facility        (S&P/Moody's)    (bps per annum)   (bps per annum)      per annum)        per annum)
----------      --------------   ----------------  ----------------     ------------      ------------
Category 1      BBB+ or Baa1 or             15.0              60.0              0.0              75.0
                higher
Category 2      BBB or Baa2 or              17.5              82.5              0.0             100.0
                higher
Category 3      BBB- and Baa3               22.5             102.5              2.5             125.0
Category 4      BBB- and Ba1 or             37.5             112.5             12.5             150.0
                BB+ and Baa3
Category 5      BB+ and Ba1                 42.5             132.5             32.5             175.0
Category 6      Anything lower              50.0             175.0             75.0             225.0

   Term             Ratings          LIBOR Spread    ABR Spread (bps
 Facility        (S&P/Moody's)     (bps per annum)      per annum)
----------      --------------    ----------------     ------------
Category 1      BBB+ or Baa1 or             75.0               0.0
                higher
Category 2      BBB or Baa2 or             100.0               0.0
                higher
Category 3      BBB- and Baa3              125.0              25.0
Category 4      BBB- and Ba1 or            150.0              50.0
                BB+ and Baa3
Category 5      BB+ and Ba1                175.0              75.0
Category 6      Anything lower             225.0             125.0

                                                                        ANNEX II

                           Sources and Uses of Funds
                            (in millions of dollars)
                         (all figures are approximate)

Sources of Funds                                      Uses of Funds
----------------                                      -------------
Combined Facilities 1/       up to $1,658.0
                                                      Purchase of Equity              up to $2,523.0

                                                      Retire Misc. Existing                    131.0
Excess Cash/Option                    187.0           Debt & Preferred
Proceeds
                                                      Litton Change-In Control                 141.0

144A Notes                          1,000.0           Fees & Expenses                           50.0
                                   --------                                                 --------


Total Sources                up to $2,845.0           Total Uses                      up to $2,845.0
                                   ========                                                 ========

--------------
        1/ Represents an estimate of the amount to be drawn under the Facilities on the Closing Date.